Exhibit 99.2

Item 8 Information

BP Products North America Inc. and BP Oil International Limited may be deemed to be a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934 (the “Act”).

Pursuant to Rule 13d-5(b)(1) of the Act, the group that may be formed by BP Products North America Inc. and BP Oil International Limited may be deemed to be the beneficial owner of 1,833,930 shares of Common Stock beneficially owned by BP Products North America Inc. and 34,180 shares of Common Stock beneficially owned by BP Oil International Limited, representing a total of 1,868,110 shares of Common Stock or approximately 3.25% of the shares of Common Stock.** However, each of BP Products North America Inc. and BP Oil International Limited disclaim beneficial ownership of the shares of Common Stock beneficially owned by each other.

**

Based on 57,438,998 shares of common stock, par value $.01 per share, of IntercontinentalExchange, Inc. outstanding on November 1, 2006 as disclosed by IntercontinentalExchange, Inc. in its Form 10-Q filed on November 6, 2006.